Exhibit 99.1


                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          James N. Fernandez
                                                              (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301


              TIFFANY SELLS, LEASES BACK ITS LONDON FLAGSHIP STORE
              ----------------------------------------------------

New York, N.Y., October 19, 2007 - Tiffany & Co. (NYSE: TIF) reported today that it has sold the building housing its flagship store in London for the price of (pound)73,000,000 (approximately $149,000,000 at the sale date) and simultaneously entered into a 15-year lease with two 10-year renewal options. Tiffany had acquired the building at 25 Old Bond Street and an adjoining building at 15 Albermarle Street in 2002 for a total cost of $43,000,000 (U.S. dollar equivalent at the acquisition date). The acquisition was made in order to combine the buildings, renovate and reconfigure the interior retail selling space; that work was completed in 2006, allowing the Company to complete this sale and leaseback as planned.

This transaction results in a deferred, pretax gain of approximately $73,000,000, which will be amortized in selling, general and administrative expenses over a 15-year period, and is not expected to have a significant effect on future earnings. The Company plans to use the proceeds from the sale for general corporate purposes.

Michael J. Kowalski, chairman and chief executive officer, said, "Since opening our flagship store in London in 1986, Tiffany has developed a substantial and highly successful presence in London. Combining the Old Bond Street and Albermarle Street properties into a spacious new store has generated sales growth beyond our expectations, and we had always planned to pursue a sale-leaseback transaction following the completion of construction. We now operate five stores in London, with a sixth opening


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next year, and continue to be excited about the growth  potential we envision in that very important market."

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2006 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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